Exhibit 99.1
FOR IMMEDIATE RELEASE
March 5, 2010
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES INCREASED FINANCIAL
RESULTS FOR 2009
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK; the “Company” or “Chesapeake”) today announced increased financial results for the year and quarter ended December 31, 2009. The Company’s net income for the year ended December 31, 2009 was $15.9 million, or $2.15 per share (diluted), an increase of $2.3 million, or 17 percent, compared to $13.6 million, or $1.98 per share (diluted), for the year ended December 31, 2008. The Company’s increased results for 2009 included approximately $1.8 million in net income generated from Florida Public Utilities Company (“FPU”) since the consummation of the merger on October 28, 2009, and approximately $1.5 million in merger-related costs expensed during 2009. The Company’s results for 2008 included approximately $1.2 million in costs associated with initial merger discussions with FPU that were terminated in 2008. Absent the effects of the merger, the Company’s net income for 2009 would have been $15.3 million, or $2.20 per share (diluted), compared to $14.3 million, or $2.08 per share (diluted), for 2008, representing seven percent growth. Among the factors contributing to the strong performance in 2009 were additional margins generated by the natural gas transmission operations from service expansions, increased spot sale opportunities executed during 2009 by the natural gas marketing operation, and higher propane margins as a result of lower propane costs during the first half of 2009 and the absence of propane inventory and swap valuation adjustments of $1.8 million recorded in late 2008.
For the three months ended December 31, 2009, net income was $6.2 million, or $0.71 per share (diluted), an increase of $1.8 million, or 40 percent, compared to $4.4 million, or $0.64 per share (diluted), for the same period in 2008. Absent the effects of the merger described above, the Company’s net income for the fourth quarter of 2009 would have been $5.1 million, or $0.73 per share (diluted), compared to $4.4 million, or $0.64 per share (diluted), for the same period in 2008, representing 15 percent growth. The increased results were achieved from additional margins generated by the natural gas transmission operations from service expansions, increased spot sales by the natural gas marketing operation, and the absence of propane inventory and swap valuation adjustments.
“Our strong performance in 2009 reflects continued successful execution of our growth strategy. In addition to the positive initial results from the integration of Chesapeake and Florida Public Utilities, our regulated businesses continued to achieve growth by capturing new commercial and industrial customers, despite the challenging economic climates on the Delmarva Peninsula and in Florida, while our unregulated businesses increased earnings from sustained retail prices and spot sale opportunities we identified during the year,” stated John R. Schimkaitis, Vice Chairman and Chief Executive Officer of Chesapeake Utilities Corporation. “Looking ahead, we expect to see continued benefits from our integration of Chesapeake and Florida Public Utilities Company, the positive outcome of our two Florida rate proceedings in December 2009, and the expansion of Eastern Shore’s facilities that was completed in November 2009.”
The discussions of the results for the periods ended December 31, 2009 and 2008, use the term “gross margin,” a non-Generally Accepted Accounting Principle (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below.

In addition, certain information is presented, which excludes for comparison purposes, results of operations of FPU for the period from the date of the merger (October 28, 2009) to December 31, 2009 and all merger-related transaction costs incurred in connection with the FPU merger. Although non-GAAP measures are not intended to replace the GAAP measures for evaluation of Chesapeake’s performance, Chesapeake believes that the portions of the presentation, which exclude the merger-related impacts, provide a helpful comparative basis for investors to understand Chesapeake’s performance.
Highlights for the quarter included:
•
The merger between Chesapeake and FPU became effective on October 28, 2009. Total consideration paid by Chesapeake in the merger was valued at approximately $75.7 million, which resulted in a purchase premium of $33.4 million. All of the purchase premium is attributable to the regulated energy operations. The Company incurred approximately $3.0 million in costs during 2009 to consummate the merger and integrate the operations of the two companies. Approximately $1.5 million of these costs were deferred as a regulatory asset, as the Company intends to seek recovery of a portion of the purchase premium and merger-related costs through future rates in Florida. The Company expects to incur additional costs and receive additional benefits in 2010 as we continue our integration effort and execute on synergies and cost-saving opportunities.

•
On December 15, 2009, the Florida Public Service Commission (“Florida PSC”) approved a permanent annual rate increase of approximately $2.5 million for Chesapeake’s Florida natural gas distribution operation. The Florida PSC also approved the settlement agreement for a permanent annual rate increase of approximately $8.0 million for FPU’s natural gas distribution operation. The new rates became effective on January 14, 2010. Chesapeake’s Florida natural gas distribution operation and FPU’s natural gas distribution operation continue to operate as separately regulated entities in Florida. The Florida PSC ordered the two entities to submit data, within 18 months after the completion of the merger, detailing all known benefits, synergies and cost savings resulting from the merger. The Company also intends to request the inclusion of the purchase premium and merger-related costs in its Florida natural gas rates at that time.

•
On November 1, 2009, Eastern Shore Natural Gas Company (“ESNG”), the Company’s natural gas transmission operation, commenced new service related to the expansion of its facilities, which provides 3,976 Mcfs per day of additional firm service on the Delmarva Peninsula. This new expansion service provided $114,000 in additional gross margin for the fourth quarter of 2009 and is expected to provide additional annualized gross margin of approximately $1.0 million in the future. Previous service expansions implemented in late 2008 and new services in 2009 contributed $82,000 to the increase in gross margin for the quarter.

•
The natural gas distribution operations in Delaware and Maryland experienced period-over-period growth in residential, commercial and industrial customers during the fourth quarter, contributing an additional $268,000 to gross margin, despite the continued slowdown in the new housing market and reduced industrial growth in the region.

•
The Company’s advanced information services subsidiary, BravePoint, Inc. (“BravePoint”), returned to profitability during the fourth quarter of 2009. An increase in billable consulting hours, continued growth in its Managed Database Administration services and a reduction in costs from measures implemented during 2009 resulted in operating income of approximately $219,000 for the quarter.

•
The Company recorded unfavorable inventory and swap valuation adjustments totaling approximately $1.3 million during the fourth quarter of 2008 as propane prices declined significantly in late 2008. The absence of similar adjustments in 2009 contributed to increased gross margin for the propane distribution operation in the fourth quarter.

As a result of the merger with FPU, the Company changed its operating segments to better align the various operations of the Company with how the chief operating decision maker (the Company’s Chief Executive Officer) views the business. The discussions of operating results below reflect the Company’s new segments. The regulated energy segment is composed of our natural gas distribution, electric distribution and natural gas transmission operations. The unregulated energy segment is composed of our natural gas marketing, propane distribution and propane wholesale marketing operations. The other segment is composed of our advanced information services operation, other subsidiaries that own property that is leased to other affiliates, unallocated corporate costs and eliminations.
Comparative results for the years ended December 31, 2009 and 2008
Operating income increased by $5.3 million, or 18 percent, to $33.7 million for 2009. Operating income for the Company in 2009 included $3.5 million in operating income from FPU for the period after the merger closing to the end of the year and $1.5 million in merger-related costs expensed during the year. Operating income for 2008 included $1.2 million in costs related to initial merger discussions with FPU that were terminated in 2008. Excluding the merger effects, operating income for 2009 and 2008 would have been $31.7 million and $29.6 million, respectively. The increase in operating results, exclusive of the merger effects, reflects increased gross margin of $6.8 million, or seven percent, which was partially offset by increased operating expenses of $4.7 million, or eight percent.
Regulated Energy
Operating income for the regulated energy segment for 2009 was $26.9 million, an increase of $2.2 million, or nine percent, compared to 2008. An increase in gross margin of $12.6 million was offset by an increase in operating expenses of $10.4 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the year ended December 31, 2008	$61,679

Factors contributing to the gross margin increase for the year ended December 31, 2009:

FPU’s regulated energy operations	9,208
New transmission services	2,012
Net customer growth	1,011
Changes in rate structures	736
Weather	449
Decreased customer consumption	(381)
Changes in interruptible services, net of margin sharing	(316)
Other	(102)

Gross margin for the year ended December 31, 2009	$74,296

•	FPU’s natural gas and electric distribution operations generated $9.2 million in gross margin for the period from the merger closing (October 28, 2009) to December 31, 2009.

•
ESNG benefited from new transmission services on expansion facilities, which were placed in service in November 2008 and 2009, and generated an additional gross margin of $939,000. Also, new transmission services on the Delmarva Peninsula and in Florida in 2009 contributed $811,000 and $264,000, respectively, to the increase in gross margin. Revenues from these new transmission services and expansion facilities, net of amounts from other expiring transmission services, are expected to contribute additional gross margin of $3.4 million for 2010.

•
Despite the continued slowdown in the new housing market and lower industrial growth in the region, natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers in 2009, which contributed an additional $471,000, $149,000 and $589,000, respectively, to gross margin. Chesapeake’s natural gas distribution operation in Florida experienced a decline in gross margin of $198,000, due primarily to the loss of three industrial customers to either bankruptcy or plant closings.

•
ESNG changed its rates, effective April 2009, to recover certain project costs in accordance with the terms of precedent agreements with certain customers. These rate changes generated $381,000 in additional gross margin in 2009. The interim rate increase for Chesapeake’s Florida natural gas distribution operation also contributed $99,000 to the increase in gross margin. New permanent rates for Chesapeake’s Florida natural gas distribution division, which provided for an annual increase of approximately $2.5 million, became effective on January 14, 2010. The Delaware division’s new rate structure, implemented in late 2008, allows collection of miscellaneous service fees of $256,000 in 2009, which, although not representing additional revenue, had previously been offset against other operating expenses.

•	The seven-percent colder temperatures on the Delmarva Peninsula contributed $449,000 of increased gross margin in 2009.

•
Non-weather related customer consumption decreased in 2009, compared to 2008, which reduced gross margin by $381,000. The decrease in consumption is a result of a decline in industrial usage in Florida and conservation by residential customers.

•
Lower margins from interruptible customers resulted in a decrease of $316,000 due to the reduction in the price of alternative fuels (propane and fuel oil), making those more attractive fuel choices to industrial customers with interruptible service contracts.

Operating expenses for the regulated energy segment increased by $10.4 million in 2009, $6.2 million of which was related to operating expenses of FPU for the period from the merger closing to year-end. The remaining increase is attributable to $1.4 million in higher expenses related to plant investments made in 2008 and 2009, $626,000 in increased costs related to higher allowances for uncollectible accounts and higher pension costs, both of which were affected by the decline in economic conditions. Increased salaries and incentive compensation costs of $803,000 primarily related to salary adjustments for non-executive employees associated with the compensation survey completed in the fourth quarter of 2008, and annual compensation increases and incentive compensation because of the increased results in 2009, as well as increased information technology costs and higher corporate overhead costs, also contributed to the increase in other operating expenses in 2009.
Unregulated Energy
Operating income for the unregulated energy segment for 2009 was $8.2 million, an increase of $4.4 million, or 116 percent, compared to 2008. An increase in gross margin of $6.6 million was offset by an increase in operating expenses of $2.2 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the year ended December 31, 2008	$22,988

Factors contributing to the gross margin increase for the year ended December 31, 2009:

Increases in margin per retail gallon	3,858
FPU’s unregulated energy operations	1,753
Weather	1,183
Natural gas marketing	1,015
Propane wholesale marketing	(1,026)
Miscellaneous fees and other	(206)

Gross margin for the year ended December 31, 2009	$29,565

•
The period-over-period increase in margin per retail gallon is attributable to higher retail margins for the Delmarva propane distribution operation as a result of sustained retail prices and lower propane costs. The absence of unfavorable inventory and swap valuation adjustments of $1.8 million in late 2008, which did not recur in 2009, contributed to relatively low propane inventory costs in 2009 for the Delmarva propane distribution operations.

•	FPU’s propane distribution operation generated $1.8 million in gross margin for the period from the merger closing (October 28, 2009) to December 31, 2009.

•	The seven-percent colder temperatures on the Delmarva Peninsula contributed $1.2 million to the increased gross margin in 2009.

•
The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), experienced an increase of $1.0 million in gross margin, as it benefited from increased spot sales to customers on the Delmarva Peninsula. Spot sales are opportunistic transactions, the future availability of which is dependent upon market conditions. One of the customers on the Delmarva Peninsula, to which PESCO made spot sales, announced in November 2009 its plan to shut down its refinery operation on the Delmarva Peninsula. Spot sales are not included in the Company’s long-term financial plans due to their unpredictable nature and the Company did not anticipate sales to this customer in the future.

•
The Company’s propane wholesale marketing subsidiary, Xeron, Inc. (“Xeron”), experienced a decrease in gross margin of $1.0 million in 2009, as a lower volatility in wholesale propane prices limited opportunities in the market, and reduced trading volume by 57 percent in 2009, compared to 2008.

•
The gross margin decrease from miscellaneous fees and other is due primarily to lower service revenues of $202,000 in 2009, compared to 2008, as the service work performed on the Delmarva Peninsula declined.

Operating expenses for the unregulated energy segment increased by $2.2 million in 2009, of which $1.2 million was related to operating expenses of FPU for the period after the merger close to year-end. The remaining increase was attributable to higher compensation expenses, primarily related to annual compensation increases and higher incentive compensation from strong performance, increased benefit costs due principally to the decline in value of pension plan assets, and higher tank maintenance costs associated with the propane operation’s maintenance program. These increases were partially offset by lower vehicle-related expenses.
Other
The operating loss for the Other segment for 2009 was $1.3 million, compared to $35,000 in 2008. The increased operating loss during 2009 was related to a decline in operating results for the advanced information services operation and higher merger-related costs expensed in 2009.
BravePoint experienced an operating loss of $229,000 in 2009, compared to operating income of $755,000 in 2008. Gross margin for BravePoint was severely affected by a continued decline in information technology spending. The period-over-period decrease in gross margin of $1.4 million reflects lower consulting revenues due to a large reduction in the number of billable consulting hours, partially offset by increased revenues from Managed Database Administration services. Operating expenses for BravePoint decreased by $427,000 in 2009 as a result of cost-containment actions, net of severance packages, implemented in March, September and October, and compensation adjustments that were implemented throughout the operation. These cost-containment actions, along with an increase in billable consulting hours, contributed to the advanced information services operation returning to profitability during the fourth quarter of 2009.
The Company expensed $1.5 million in merger-related costs in 2009, compared to $1.2 million in 2008.
Interest Expense
Interest expense for 2009 increased by $928,000, compared to 2008. FPU’s long-term debt and customer deposits assumed in the merger increased interest expense for 2009 by $741,000. The remaining increase was attributable to higher interest expense on long-term debt from the placement of $30.0 million long-term debt in the fourth quarter of 2008. This increase was partially offset by lower interest expense on short-term borrowings, as the average short-term borrowings for the period decreased by $25.3 million, and the weighted average interest rate on such borrowings was 1.52 percent lower.

Comparative results for the quarters ended December 31, 2009 and 2008
Operating income increased by $3.7 million, or 42 percent, to $12.7 million for 2009. Operating income for the Company in 2009 included $3.5 million in operating income from FPU for the period after the merger closing to the end of the quarter and $948,000 in merger-related costs expensed during the quarter. Excluding the merger effects, operating income for 2009 and 2008 would have been $10.1 million and $8.9 million, respectively. The increase in operating results, exclusive of the merger effects, reflects increased gross margin of $1.6 million, or seven percent, which was offset by increased operating expenses of $437,000, or three percent.
Regulated energy
Operating income for the regulated energy segment for the fourth quarter of 2009 was $10.3 million, an increase of $3.0 million, or 41 percent, compared to the same period in 2008. An increase in gross margin of $10.0 million was offset by an increase in operating expenses of $7.0 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended December 31, 2008	$17,006

Factors contributing to the gross margin increase for the three months ended December 31, 2009:

FPU’s regulated energy operations	9,208
New transmission services	564
Net customer growth	243
Changes in rate structures	243
Weather	125
Non-weather related volume	(198)
Other	(174)

Gross margin for the three months ended December 31, 2009	$27,017

•	FPU’s natural gas and electric distribution operations generated $9.2 million in gross margin for the period from the merger closing (October 28, 2009) to December 31, 2009.

•
Transmission services associated with new expansion facilities, which were placed in service in November 2008 and 2009, contributed $196,000 to gross margin. Also, new transportation services on the Delmarva Peninsula and in Florida in 2009 contributed $302,000 and $66,000, respectively, to the increase in gross margin. Revenues from these new transmission services and expansion facilities, net of amounts from other expiring transportation services, are expected to contribute additional gross margin of $3.4 million for 2010.

•
Despite the continued slowdown in the new housing market and industrial growth in the region in 2009, the Company’s Delaware and Maryland natural gas distribution operations experienced growth in customers, which contributed primarily to the gross margin increase of $243,000.

•
ESNG changed its rates, effective April 2009, to recover certain project costs in accordance with the terms of precedent agreements with certain customers. These rate changes generated an additional $127,000 in gross margin for the fourth quarter of 2009. The interim rate increase for Chesapeake’s Florida natural gas distribution operation also contributed $80,000 to the increase in gross margin. New permanent rates for Chesapeake’s Florida natural gas distribution division, which provided for an annual increase of approximately $2.5 million, became effective on January 14, 2010.

•	The weather on the Delmarva Peninsula was four percent colder in the fourth quarter of 2009 compared to the same period in 2008, which contributed an additional $125,000 to gross margin.

•
Period-over-period non-weather-related customer consumption decreased in 2009 on the Delmarva Peninsula and in Florida, which reduced gross margin by $198,000. The decrease in consumption is a result of a decline in industrial usage in Florida and conservation by residential customers.

Operating expenses for the regulated energy segment increased by $7.0 million in 2009, $6.2 million of which was related to operating expenses of FPU for the period from the merger close to year-end. The remaining increase is attributable to $249,000 of higher expenses related to plant investments made in 2008 and 2009 and increased compensation and benefit costs of $188,000. Increased information technology costs and higher corporate overhead costs also contributed to the period-over-period increase in operating expenses.
Unregulated energy
Operating income for the unregulated energy segment for the fourth quarter of 2009 was $2.9 million, an increase of $1.7 million, or 146 percent, compared to the same period in 2008. An increase in gross margin of $2.8 million was partially offset by an increase in operating expenses of $1.1 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended December 31, 2008	$6,468

Factors contributing to the gross margin increase for the three months ended December 31, 2009:

FPU’s unregulated energy operations	1,753
Increases in margin per retail gallon	1,319
Natural gas marketing	387
Weather	376
Non-weather related volume	(577)
Propane wholesale marketing	(366)
Miscellaneous fees and other	(88)

Gross margin for the three months ended December 31, 2009	$9,272

•
FPU’s propane distribution operation generated $1.8 million in gross margin for the period from the merger closing (October 28, 2009) to December 31, 2009. FPU’s gross margin includes approximately $214,000 of margin generated from customers previously served by Chesapeake as certain Chesapeake propane customers are now served by FPU after the merger in an effort to integrate operations.

•
The period-over-period increase in margin per retail gallon is related to higher retail margins for the Delmarva propane distribution operation as a result of the absence of unfavorable inventory and swap valuation adjustments of $1.3 million in late 2008, which did not recur in 2009.

•
PESCO experienced an increase of $387,000 in gross margin, as it benefited primarily from increased spot sales to customers on the Delmarva Peninsula. Spot sales are opportunistic transactions, the future availability of which is dependent upon market conditions. One of the customers on the Delmarva Peninsula, to which PESCO made spot sales, announced in November 2009 its plan to shut down its refinery operation on the Delmarva Peninsula. Spot sales are not included in the Company’s long-term financial plans due to their unpredictable nature and the Company did not anticipate sales to this customer in the future.

•	The four-percent colder temperatures on the Delmarva Peninsula contributed $376,000 to the increased gross margin in the fourth quarter of 2009.

•
Period-over-period non-weather related customer consumption decreased in 2009 on the Delmarva Peninsula, which reduced gross margin by $363,000. The decrease in consumption is primarily a result of conservation. Also contributing to the decrease was certain Chesapeake Florida customers now being served by FPU after the merger as previously discussed.

•
Xeron experienced a period-over-period decrease in gross margin of $366,000. Unusually high propane price volatility experienced during the fourth quarter of 2008 created increased market opportunities for that period.

Operating expenses for the unregulated energy segment increased by $1.1 million during the fourth quarter of 2009, $1.2 million of which was related to operating expenses of FPU for the period after the merger closing to year-end. Excluding the operating expenses from FPU, other operating expenses for the unregulated energy segment remained unchanged.
Other
The operating loss for the Other segment for the fourth quarter of 2009 was $613,000, compared to operating income of $415,000 in 2008. The operating loss during 2009 was due primarily to higher merger-related costs of $1.0 million expensed in 2009.
Operating income from BravePoint was $219,000 for the fourth quarter of 2009, which remained unchanged from the operating income of $239,000 for the same period in 2008. Gross margin for BravePoint continued to be affected by declining information technology spending. Period-over-period gross margin fell by $218,000, which reflects lower consulting revenues due to a reduction in the number of billable consulting hours, offset by increased revenues from Managed Database Administration services. Operating expenses for BravePoint decreased by $199,000 in the fourth quarter of 2009, compared to the same period in 2008,as a result of cost-containment actions implemented in March, September and October and compensation adjustments implemented throughout the operation. These cost-containment actions, which included layoffs and compensation adjustments, contributed to the advanced information services operation returning to profitability in the fourth quarter of 2009.
The Company expensed $948,000 in merger-related costs during the fourth quarter of 2009.
Interest Expense
Interest expense for the fourth quarter of 2009 increased by $643,000, compared to the same period in 2008. FPU’s long-term debt and customer deposits assumed in the merger increased interest expense for the quarter by $741,000. This increase was offset by lower interest expense on short-term borrowings, as the average short-term borrowings for the period decreased by $16.9 million, and the average short-term borrowing rate decreased by 0.69 percent in the fourth quarter of 2009, compared to the same period in 2008.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended December 31, 2009 and 2008
(in Thousands, Except Shares and Per Share Data)

	Fourth Quarter		Year to Date
	2009	2008	2009	2008
Operating Revenues
Regulated Energy	$52,677	$34,326	$139,099	$116,468
Unregulated Energy	36,737	34,792	119,973	161,290
Other	2,301	3,297	9,713	13,685

Total Operating Revenue	91,715	72,415	268,785	291,443

Operating Expenses

Regulated energy cost of sales	25,660	17,320	64,803	54,789
Unregulated energy cost of sales	28,506	30,153	95,467	145,854
Operations	15,886	11,623	50,706	43,476
Transaction-related costs	948	(87)	1,478	1,153
Maintenance	1,498	571	3,430	2,215
Depreciation and amortization	4,353	2,309	11,588	9,005
Other taxes	2,206	1,588	7,577	6,472

Total operating expenses	79,057	63,477	235,049	262,964

Operating Income	12,658	8,938	33,736	28,479

Other income, net of other expenses	144	114	165	103

Interest charges	2,330	1,688	7,086	6,158

Income Before Income Taxes	10,472	7,364	26,815	22,424

Income taxes	4,282	2,952	10,918	8,817

Net Income	$6,190	$4,412	$15,897	$13,607

Weighted Average Shares Outstanding:
Basic	8,659,935	6,823,550	7,313,320	6,811,848
Diluted	8,755,998	6,925,516	7,440,201	6,927,483

Earnings Per Share of Common Stock:
Basic	$0.71	$0.65	$2.17	$2.00
Diluted	$0.71	$0.64	$2.15	$1.98

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended December 31, 2009 and 2008
(in Thousands, Except Heating Degree-Day Data)

	Fourth Quarter		Year to Date
	2009	2008	2009	2008
Gross Margin (1)
Regulated Energy	$27,017	$17,006	$74,296	$61,679
Unregulated Energy	9,272	6,468	29,565	22,988
Other	1,260	1,468	4,654	6,133

Total Gross Margin	$37,549	$24,942	$108,515	$90,800

Operating Income (Loss)
Regulated Energy	$10,346	$7,336	$26,900	$24,733
Unregulated Energy	2,925	1,187	8,158	3,781
Other	(613)	415	(1,322)	(35)

Total Operating Income	$12,658	$8,938	$33,736	$28,479

Heating Degree-Days — Delmarva Peninsula
Actual	1,726	1,659	4,729	4,431
10-year average (normal)	1,573	1,546	4,462	4,401

Other Operating Expenses
Regulated Energy	$16,671	$9,670	$47,396	$36,946
Unregulated Energy	6,347	5,281	21,407	19,207
Other	1,873	1,053	5,976	6,168

Total Operating Expenses	$24,891	$16,004	$74,779	$62,321

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
Assets	2009	2008
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$463,856	$316,125
Unregulated energy	61,360	51,827
Other	16,054	12,255

Total property, plant and equipment	541,270	380,207

Less: Accumulated depreciation and amortization	(107,318)	(101,018)
Plus: Construction work in progress	2,476	1,482

Net property, plant and equipment	436,428	280,671

Investments	1,959	1,601

Current Assets
Cash and cash equivalents	2,828	1,611
Accounts receivable (less allowance for uncollectible accounts of $1,609 and $1,159, respectively)	70,029	52,905
Accrued revenue	12,838	5,168
Propane inventory, at average cost	7,901	5,711
Other inventory, at average cost	3,149	1,479
Regulatory assets	1,205	826
Storage gas prepayments	6,144	9,492
Income taxes receivable	2,614	7,443
Deferred income taxes	1,498	1,578
Prepaid expenses	5,843	4,679
Mark-to-market energy assets	2,379	4,482
Other current assets	147	147

Total current assets	116,575	95,521

Deferred Charges and Other Assets
Goodwill	34,095	674
Other intangible assets, net	3,951	164
Long-term receivables	343	533
Regulatory assets	19,860	2,806
Other deferred charges	3,891	3,825

Total deferred charges and other assets	62,140	8,002

Total Assets	$617,102	$385,795

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
Capitalization and Liabilities	2009	2008
(in thousands, except shares and per share data)

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 12,000,000 shares)	$4,572	$3,323
Additional paid-in capital	144,502	66,681
Retained earnings	63,231	56,817
Accumulated other comprehensive loss	(2,524)	(3,748)
Deferred compensation obligation	739	1,549
Treasury stock	(739)	(1,549)

Total stockholders’ equity	209,781	123,073
Long-term debt, net of current maturities	98,814	86,422

Total capitalization	308,595	209,495

Current Liabilities
Current portion of long-term debt	35,299	6,656
Short-term borrowing	30,023	33,000
Accounts payable	51,948	40,202
Customer deposits and refunds	24,960	9,534
Accrued interest	1,887	1,024
Dividends payable	2,959	2,082
Accrued compensation	3,445	3,305
Regulatory liabilities	8,882	3,227
Mark-to-market energy liabilities	2,514	3,052
Other accrued liabilities	8,683	2,970

Total current liabilities	170,600	105,052

Deferred Credits and Other Liabilities
Deferred income taxes	66,923	37,720
Deferred investment tax credits	193	235
Regulatory liabilities	4,154	875
Environmental liabilities	11,104	511
Other pension and benefit costs	17,505	7,335
Accrued asset removal cost – Regulatory liability	33,214	20,641
Other liabilities	4,814	3,931

Total deferred credits and other liabilities	137,907	71,248

Other commitments and contingencies

Total Capitalization and Liabilities	$617,102	$385,795

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799